CERTIFICATE OF AMENDMENT
                                    OF
                   RESTATED CERTIFICATE OF INCORPORATION
                                    OF
                                  TW INC.



     TW INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

     1. Article I of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

          "The name of the corporation (hereinafter called the "Corporation") is TIME WARNER INC."

     2. The foregoing amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     3. This Certificate of Amendment of Restated Certificate of
Incorporation, and the amendment to the Restated Certificate of Incorporation of the Corporation provided for herein, shall not become effective until and shall become effective at 6:00 p.m. (local time in Dover, Delaware) on October 10, 1996.


     IN WITNESS WHEREOF, TW Inc. has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by Thomas W. McEnerney, its authorized officer, as of this 10th day of October, 1996.


                                        TW INC.,


                                        by /s/ Thomas W. McEnerney
                                           -------------------------
                                           Name: Thomas W. McEnerney
                                           Title: Vice President